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As of December   , 1999


VIA UPS OVERNIGHT

The Chase Manhattan Bank
4 Chase MetroTech Center
Brooklyn, New York  11245

Attention:  Global Custody Division

Re: Global Custody Agreement, Effective May 1, 1996, as amended November 20, 1997 between The Chase Manhattan Bank and those registered investment companies (and on behalf of certain series thereof), listed on Schedule A attached thereto ("Agreement")
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Ladies and Gentlemen:

Pursuant to the provisions of Section 1 of the Agreement, the undersigned, on behalf of Delaware Group Foundation Funds for the benefit of the Delaware S&P 500 Index Fund (the "Series") hereby appoints The Chase Manhattan Bank to provide custodial services for the Series under and in accordance with the terms of the Agreement and accordingly, requests that the Series be added to Schedule A to the Agreement effective December , 1999. Kindly acknowledge your agreement to provide such services and to add the Series to Schedule A by signing in the space provided below.

                                    DELAWARE GROUP FOUNDATION FUNDS
                                    on behalf of Delaware S&P 500 Index Fund

                                    By: ----------------------------------------
                                        David K. Downes
                                        Its: Executive Vice President
                                        Chief Operating Officer
                                        Chief Financial Officer
AGREED:

THE CHASE MANHATTAN BANK


By:

Its: